NEWS FOR IMMEDIATE RELEASE                         CONTACT:  BRIEN M. CHASE, CFO
AUGUST 10, 2004                                             (304) 525-1600
                                                                       (

                         PREMIER FINANCIAL BANCORP, INC.
                      REPORTS SECOND QUARTER 2004 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $613 million community bank holding company with six bank subsidiaries, announced positive earnings results for the second quarter of 2004. Premier realized net income of $449,000 (9 cents per share) during the quarter ending June 30, 2004, $474,000 from continuing operations and a loss of $25,000 from discontinued operations. [The discontinued operation is Premier's former subsidiary Citizens Bank (Kentucky), Inc. ("Citizens Bank") which was sold on July 1, 2004. The following discussion relates only to continuing operations.] The $474,000 of income from continuing operations in the second quarter of 2004 compares to a ($6,779,000) ($1.31 per share) net loss reported for the second quarter of 2003 and a $482,000 (10 cents per share) net income reported for the first quarter of 2004.

Net interest income for the quarter ending June 30, 2004 totaled $4.398 million, compared to $4.930 million of net interest income earned in the second quarter of 2003 and $4.446 million earned in the first quarter of 2004. When compared to the first quarter of 2004, net interest income has remained relatively stable from quarter to quarter as declines in loan interest income have been substantially offset by declines in interest expense on deposits. The decline in 2004 net interest income when compared to the second quarter of 2003 is the result of lower loans outstanding and the significant volume ($6.2 million at June 30, 2004) of loans on non-accrual at Premier's subsidiary Farmers Deposit Bank.

During the quarter ending June 30, 2004, Premier made provisions to the allowance for loan losses of $374,000 compared to $11,778,000 during the same period of 2003 and $135,000 in the first quarter of 2004. The significant provision in the prior year was primarily the result of loan problems identified at Farmers Deposit Bank after the former president of the bank resigned. The increase in the provision in the second quarter of 2004 versus the first quarter of 2004 was the result of loan growth and providing for additional risk of probable losses identified in the loan portfolio. As a result, the allowance for loan losses at June 30, 2004 was 3.10% of total loans compared to 4.31% of total loans at year-end 2003 and 4.60% of total loans at June 30, 2003.

President and CEO Robert W. Walker commented, "We are pleased to report our second quarter results and our trend in net income from continuing operations. We have continued to work diligently on reducing our non-performing assets. At the same time, we have reduced our overall net overhead costs and generated loan growth in our West Virginia and Ohio markets. On July 1, 2004, Premier completed the sale of its subsidiary Citizens Bank (Kentucky), Inc. in Georgetown, Kentucky. In addition to the profit from the sale, we believe the increased liquidity will expand our opportunities to increase revenue and reduce our operating costs."

Net overhead for the quarter ending June 30, 2004 totaled $3.337 million. This compares to $3.524 million in the second quarter of 2003, and $3.626 million in the first quarter of 2004. When compared to the second quarter of 2003, increased professional fee expense in 2004 was more than offset by lower staff costs, occupancy expenses, OREO writedowns and bad check losses plus an increase in non-interest income, primarily service charges on deposit accounts. When compared to the prior calendar quarter (first quarter of 2004), increases in non-interest income, primarily service charges on deposit accounts, and a gain on the liquidation of OREO properties were complemented by lower staff costs, professional fees, and other operating expenses.

Total assets from continuing operations as of June 30, 2004 of $538 million were 1.0% less than the $543 million of total assets of continuing operations at year-end, largely due to loan collections at Farmers Deposit exceeding loan growth at Premier's other subsidiary banks. Shareholders' equity of $44.6 million equaled 7.3% of total assets at June 30, 2004 and 8.3% of total assets of continuing operations. This compares to shareholders' equity of $45.5 million or 7.3% of total assets at December 31, 2003.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending June 30, 2004.



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PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)


                                       For the                    For the
                                    Quarter Ended             Six Months Ended
                                 June 30     June 30        June 30     June 30
                                  2004        2003           2004         2003
                                --------    --------       --------     --------
                                           (Restated)                 (Restated)
Interest Income                   6,926       8,178         13,981       16,784
Interest Expense                  2,528       3,248          5,137        6,753
  Net Interest Income             4,398       4,930          8,844       10,031
Provision for Loan Losses           374      11,778            509       14,045
  Net Interest Income
   after Provision                4,024      (6,848)         8,335       (4,014)
Non-Interest Income                 906         826          1,752        1,550
Securities Transactions               -          15             10          204
Non-Interest Expenses             4,243       4,350          8,715        8,702
  Income (Loss) from Continuing
   Operations Before Taxes          687     (10,357)         1,382      (10,956)
Income Taxes (Benefit)              213      (3,578)           426       (3,818)
  Income (Loss) from
   Continuing Operations            474      (6,779)           956       (7,144)
Income (Loss) from
 Discontinued Operations            (25)        (76)             4         (103)
    NET INCOME (LOSS)               449      (6,855)           960       (7,247)
    EARNINGS (LOSS) PER SHARE      0.09       (1.31)          0.18        (1.39)
    FROM CONTINUING OPERATIONS     0.09       (1.30)          0.18        (1.37)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

                                                      Balances as of
                                                June 30             December 31
                                                 2004                   2003
                                               --------               -------
ASSETS
Cash/Due From Banks/Fed Funds                    34,480                33,473
Securities Available for Sale                   147,172               147,646
Loans (net)                                     312,078               317,494
Other Real Estate Owned                           2,431                 3,187
Other Assets                                     25,695                25,613
Goodwill                                         15,816                15,816
Assets of Discontinued Operation                 75,873                79,163
     TOTAL ASSETS                               613,545               622,392

LIABILITIES
Deposits                                        441,932               455,474
Fed Funds/Repurchase Agreements                   7,214                     0
Other Debt                                       18,256                18,307
Junior Subordinated Debentures                   26,546                26,546
Other Liabilities                                 6,761                 5,129
Liabilities of Discontinued Operations           68,225                71,396
     TOTAL LIABILITIES                          568,934               576,852
Stockholders' Equity                             44,611                45,540
     TOTAL LIABILITIES &
       STOCKHOLDERS' EQUITY                     613,545               622,392

TOTAL BOOK VALUE PER SHARE                         8.53                  8.70

Non-Accrual Loans                                 8,216                11,958
Loans 90 Days Past Due and Still Accruing         1,156                 4,137